Exhibit A




                              April  29,  1997




Mr.  William  P.  Stiritz
Chairman  &  CEO
Ralston  Purina  Company
Checkerboard  Square  -  Floor  15T
St.  Louis,  MO    63102

Dear  Bill:

     This letter is being sent to you to confirm our mutual agreement with respect to the proposed exchangeable notes transaction which implicates the Shareholder Agreement dated July 22, 1995, by and among Interstate Bakeries Corporation, Ralston Purina Company and VCS Holding Company (the "Agreement"). Capitalized terms used in this letter without definition have the meanings given to them in the Agreement.

     It is our understanding that Ralston proposes to issue debt securities with a value of between $360,000,000.00 and $400,000,000.00 (the "Notes") in an underwritten public offering that are exchangeable for IBC Equity (the "Offered Shares"), or cash, at maturity (the "Notes Transaction"). IBC hereby consents to the Notes Transaction (and the related Transfer, if any, of the Offered Shares to a trustee upon maturity of the Notes or otherwise) and hereby waives its rights to acquire the Offered Shares under Section 4.1 of the Agreement to the extent that such Offered Shares are transferred in exchange for the Notes. However, it is agreed that IBC shall acquire 1,000,000 other shares of IBC Equity pursuant to the terms of the attached Stock Repurchase Agreement (the "Repurchase Agreement").

     The parties also agree that IBC shall bear the registration expenses incurred pursuant to Section 6.1 of the Agreement in connection with the registration of the Offered Shares and the Notes up to the amount of such expenses which would have been incurred with respect to a secondary offering of the Offered Shares and Ralston shall bear the registration expenses in excess thereof.

     Except as provided in this letter, the rights granted by Ralston to IBC herein and in the Repurchase Agreement are in addition to, and not a replacement of, all of the other rights IBC has pursuant to the Agreement.
Subject to the terms and conditions contained herein and in the Repurchase Agreement, the Notes Transaction shall be deemed to be the exercise of a single Demand Registration under the Agreement.

     If the foregoing is acceptable to you, please indicate by signing two of the originals of each of this letter and the Repurchase Agreement where indicated and returning them to us.

                              INTERSTATE  BAKERIES  CORPORATION


                              /s/Charles  A.  Sullivan
                              ------------------------
                              By:    Charles  A.  Sullivan
                              Title:    Chairman  of  the  Board  &  CEO


RALSTON  PURINA  COMPANY


/s/William  P.  Stiritz
-----------------------
By:    William  P.  Stiritz
Title:    Chairman  &  CEO


cc:          James  M.  Neville,  Esq.
     General  Counsel
     Ralston  Purina  Company
     Checkerboard  Square
     St.  Louis,  MO    63102

     James  R.  Elsesser,  Vice  President  &  CFO
     Ralston  Purina  Company
     Checkerboard  Square
     St.  Louis,  MO    63102